SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K



                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):October 10, 1996



                     CAMDEN PROPERTY TRUST
     (Exact name of Registrant as specified in its Charter)



      TEXAS                  1-12110                 76-6088377
(State or other     (Commission file number)     (I.R.S. Employer
jurisdiction of                                   Identification
incorporation or                                       Number)
organization)




   3200 Southwest Freeway, Suite 1500, Houston, Texas 77027
      (Address of principal executive offices)(Zip Code)



       Registrant's telephone number, including area code:
                         (713) 964-3555



                         Not applicable
 (Former name or former address, if changed since last report)
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ITEM 5.   OTHER EVENTS

On September 18, 1996, Camden Property Trust ("the Company") entered into new employment agreements, effective July 22, 1996, with Richard J. Campo, Chairman of the Board of Trust Managers and Chief Executive Officer, and D. Keith Oden, President and Chief Operating Officer. Such agreements contain terms and conditions which are substantially similar to the expiring employment agreements, and resulted in the issuance of 12,500 restricted shares of the Company to each executive, vesting over the three-year term of these agreements. These new agreements are extendable annually for additional one-year terms.

The new agreements provide for annual compensation and benefits, contain customary non-competition and confidentiality provisions, and provide for severance payments in the event of termination. If either executive is terminated without cause, by reason of death or disability or his employment is adversely impacted by a change in control of the Company, the executive is entitled to a severance payment equivalent to 2.99 times his average annual compensation over a three-year period, which in some cases includes the value of restricted share grants and options. The payment of this amount is subject to certain limitations in the event the severance payment is deemed by the Company to constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended. No severance payment is due in the event of termination for cause, as defined in the agreement.

ITEM 7. EXHIBITS

   (c) Exhibits

       10.1 Employment Agreement between Camden Property Trust and Richard J. Campo effective July 22, 1996.

       10.2  Employment Agreement between Camden Property Trust
and D. Keith Oden effective July 22, 1996.
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                          SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 10, 1996



CAMDEN PROPERTY TRUST

By: /s/ G. Steven Dawson
Sr. Vice President-Finance,
Chief Financial Officer and Treasurer